Exhibit 21.1

Subsidiaries of Pulaski Financial Corp.

Registrant

Pulaski Financial Corp.

Subsidiaries	Percentage of Ownership	Jurisdiction or State of Incorporation
Pulaski Bank (1)	100%	United States
Pulaski Service Corporation (1), (2)	100%	Missouri
Pulaski Financial Statutory Trust I	100%	Connecticut
Pulaski Financial Statutory Trust II	100%	Delaware

(1)	Are included in the Registrant’s Consolidated Financial Statements contained in the Annual Report to Stockholders.
(2)	Wholly-owned by Pulaski Bank.